FOR IMMEDIATE RELEASE

BDCA Makes Direct Originated Investment in Chicken Soup for the Soul

Investment Provides Refinancing Transaction for a Well-known Branded Consumer Products Company

New York, New York, January 14, 2014 ˗ Business Development Corporation of America (“BDCA”), a business development company primarily focused on senior debt investments in middle market private companies, closed on a direct originated financing transaction for Chicken Soup for the Soul. Chicken Soup for the Soul is a branded consumer products company focused on the pet food, publishing and packaged food industry.

The financing provided by BDCA consists of a $35 million senior secured credit facility, with a five-year term and two-year call protection. Proceeds from the financing were used to refinance an existing credit facility and provide a small amount of working capital liquidity to Chicken Soup for the Soul.

“Our financing for Chicken Soup for the Soul provides BDCA the opportunity to invest in a well-known, growing, consumer branded products company,” said Peter M. Budko, President and Chief Operating Officer of BDCA. “The combination of our origination efforts, credit underwriting and growing platform provided us this attractive, middle market investment opportunity. We look forward to continuing to work with management to provide creative, long-term financing solutions to support future growth endeavors.”

About BDCA

A registration statement relating to the common stock of BDCA was filed with and has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). These securities have not been approved or disapproved by the SEC or any state securities commission, nor have they passed upon the accuracy or adequacy of the prospectus. The offering of BDCA’s common stock is being made solely by means of a written prospectus forming part of the effective registration statement. The prospectus, which is available at www.bdcofamerica.com and http://www.sec.gov and may be obtained by calling 1-888-518-8073, contains additional information about BDCA. The prospectus should be read carefully by an investor before investing. Investors are advised to consider the investment objectives, risks, charges and expenses of BDCA carefully before investing. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements, including statements with regard to the future performance of BDCA. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different.

Performance data quoted herein represents past performance, and past performance does not guarantee future results. The investment return and principal value of an investment will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance data quoted.

Prospective investors should consider the investment objectives, risks, and charges and expenses of BDCA carefully before investing. BDCA’s prospectus contains information about these important issues as well as other information about BDCA. A prospectus for BDCA may be obtained by calling 877-373-2522 or writing us in care of: Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116. You may also download a copy of BDCA’s prospectus by going to www.bdcofamerica.com. Please read the prospectus carefully before investing.

Contacts

Anthony J. DeFazio	Nicholas Radesca, CFO & Treasurer
DDCworks	Business Development Corporation of America
tdefazio@ddcworks.com	nradesca@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)